UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
September 14, 2006

Date of Report (Date of earliest event reported)
EMDEON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-24975	94-3236644

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
incorporation)		No.)
669 River Drive, Center 2
Elmwood Park, New Jersey 07407-1361

(Address of principal executive offices, including zip code)
(201) 703-3400

(Registrant’s telephone number, including area code)

(Former name or address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     As previously announced, Emdeon Corporation entered into a Stock Purchase Agreement, dated as of August 8, 2006, with Sage Software, Inc., an indirect wholly-owned subsidiary of The Sage Group plc, pursuant to which Sage Software agreed to purchase the Emdeon Practice Services segment of Emdeon. That transaction was completed on September 14, 2006, when Emdeon sold to Sage Software all of the outstanding capital stock of Emdeon Practice Services, Inc., which owns all of the other subsidiaries included in the Emdeon Practice Services segment. The purchase price was $565 million in cash and will be subject to customary adjustments based on net working capital at closing. Sage Software has announced that Practice Services will form its new Sage Software Healthcare Division.
* * * *
     While there are no formal plans at this time, Emdeon currently anticipates that Andrew Corbin may transition in the future from his current role as Chief Financial Officer of Emdeon Corporation to a role in the Sage Software Healthcare Division. The possibility of such a transition was contemplated by the Letter Agreement, dated as of July 10, 2006, among Emdeon Corporation, Emdeon Practice Services, Inc. and Mr. Corbin, a copy of which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed by Emdeon on July 11, 2006. In addition to serving as CFO of Emdeon, Mr. Corbin’s services are currently being made available by Emdeon to Sage Software.
     Pursuant to General Instruction B.3 of Form 8-K, the description of the employment arrangements with Mr. Corbin contained in the Proxy Statement for Emdeon’s 2006 Annual Meeting, filed on August 14, 2006, under the heading “Executive Compensation — Compensation Arrangements with Named Executive Officers — Arrangements with Andrew C. Corbin” is incorporated by reference into this Item 8.01.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EMDEON CORPORATION
Dated: September 15, 2006	By:	/s/ Lewis H. Leicher
Lewis H. Leicher
Senior Vice President

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